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                                                                    EXHIBIT 99.1


                     RITCHIE BROS. AUCTIONEERS INCORPORATED
                        1999 EMPLOYEE STOCK PURCHASE PLAN



                CONTENTS:                                 PAGE

                ARTICLE  I      Definitions                  2

                ARTICLE  II     General 3

                ARTICLE  III    Membership                   3

                ARTICLE  IV     Contributions                5

                ARTICLE  V      Accounts                     6

                ARTICLE  VI     Purchases                    7

                ARTICLE  VII    Withdrawals                  9
                                During Employment

                ARTICLE  VIII   Distributions                10

                ARTICLE  IX     Administration of the        11
                                Plan

                ARTICLE  X      The Trustee                  12

                ARTICLE  XI     Other Companies              12

                ARTICLE  XII    Amendment and                13
                                Termination

                ARTICLE  XIII   Miscellaneous                13



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                           COMPANY STOCK PURCHASE PLAN

                                    ARTICLE I

                                   DEFINITIONS

        A.     DEFINITIONS.  As used herein:

        "Administrator" means the Corporate Secretary of the Company, or such other person as may be appointed by the Committee in accordance with Paragraph B of Article IX.

        "Associated Company" means any company in which the Company has a share interest, directly or indirectly through one or more intermediaries, or any joint venture in which the Company has an interest directly or indirectly through one or more intermediaries.

        "Board" means the Board of Directors of the Company.

        "Committee" means the Compensation Committee of the Board, or such other committee of the Board, appointed and acting for the time being pursuant to
Article IX hereof.

        "Company" means Ritchie Bros. Auctioneers Incorporated, a company incorporated under the laws of Canada, its successors and assigns.

        "Company Shares" means common shares in the capital of the Company as authorized by the Board of the Company or such other class of shares in the capital of the Company as may be designated by the Board.

        "Contributions" means contributions made by Members and Participating Companies pursuant to Article IV hereof.

        "Employee" means any person employed on a full-time basis by a Participating Company, to whom membership in the Plan has been offered by a Participating Company.

        "Member" means any person who is currently participating in the Plan under the terms of Article III hereof.

        "Participating Company" means:
         (i)     the Company; or
         (ii)    any Associated Company that is controlled by the Company; or
         (iii) any Associated Company becoming a participant in the Plan pursuant to Article XI hereof,

        until such time as that Associated Company ceases to be a participant in accordance with Article XI hereof and, for purposes of determining years of service, includes predecessor companies to the companies noted in this definition.



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        "Plan" means the Ritchie Bros. Auctioneers Incorporated 1999 Employee
Stock Purchase Plan, as set forth herein or as hereafter amended.

        "Salary" means the base salary or wages paid to an Employee by a Participating Company for personal services rendered by him as an Employee of such Participating Company but not including performance bonuses, signing bonuses, employee benefits, overtime pay, living or other allowances, reimbursements or special payments, or any contributions or benefits under this or any other plan of current or deferred compensation adopted by a Participating Company.

        "Service" as of any date means the continuous period ending on such date during which a person has been an Employee.

        "Trustee" means the Trustee appointed and acting for the time being, whether original or successor, pursuant to Article X hereof.

        Except as otherwise expressly provided, the masculine gender includes the feminine, and the singular number includes the plural.

                                   ARTICLE II

                                     GENERAL

        A. Purpose. The purpose of the Plan is to enable Employees to acquire Company Shares through payroll deductions with financial assistance provided by the Participating Company.

        B. Purchases. The Company Shares purchased by the Trustee under the Plan shall be purchased in accordance with Article VI hereof.

                                   ARTICLE III

                                   MEMBERSHIP

        A. Eligibility for Membership. Each Employee who has attained the age of 19 and who has completed at least one year of Service as of the first day of any calendar month shall be eligible to become a Member on such day or on the first day of any calendar month thereafter. Membership shall be voluntary.

        B. Application for Membership. An Employee who is eligible to participate in the Plan may apply for participation in it by executing and delivering to the Administrator a written statement on a form to be supplied by the Administrator to the effect that he (i) applies for membership in the Plan,
(ii) designates the Trustee as his agent to buy or receive and hold for his account cash or Company Shares, and (iii) agrees to be bound by all the terms and conditions of the Plan. Membership in the Plan shall commence upon acceptance of his application by the Administrator.

        C. Termination of Membership. A person shall cease to be a Member upon the happening of any of the following events:


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(1)     A person shall cease to be a Member whenever he ceases to be an Employee for any reason (including his retirement, long term disability or death), unless he immediately becomes an Employee of another Participating Company.

(2) A person shall cease to be a Member, even though he is still an Employee if (i) any judgment, attachment, garnishment, or other court order affecting his compensation or his account hereunder is filed with or levied upon the Participating Company by which he is employed, the Company, the Trustee or the Committee, (ii) he is legally adjudged incompetent, or (iii) he becomes bankrupt.

(3) A person shall cease to be a Member at the end of the first calendar month which ends not less than 10 days after he has filed with the Administrator a written statement, on a form to be furnished by the Administrator, terminating his membership.

(4) A person shall cease to be a Member if (i) the Company by which he is employed ceases to be a Participating Company, unless he immediately becomes an Employee of another Participating Company, or (ii) the Plan terminates or is terminated.

(5) Notwithstanding sub-paragraphs (1) through (4) of this paragraph, a person who would otherwise have ceased to be a member shall remain a Member if the Committee determines, for reasons of hardship or otherwise, that such person shall remain a member.

        D. Renewal of Membership. A person whose membership has been terminated may renew his membership as follows:

(1) A person whose membership has been terminated by reason of interruption of his Service may renew his membership in accordance with Paragraph B of this Article only when he is again eligible under Paragraph A of this Article.

(2) An Employee whose membership has been terminated pursuant to Sub-paragraph (2) of Paragraph C of this Article but whose Service has not been interrupted may renew his membership in accordance with Paragraph B of this Article, but only after the expiration of three full calendar months following the satisfaction of such judgment, attachment, garnishment or other court order or after he is legally adjudged competent or after he is discharged from bankruptcy.

(3)     An Employee who has terminated his membership pursuant to Sub-paragraph
        (3) of Paragraph C of this Article may renew his membership in accordance with Paragraph B of this Article only if he is eligible under Paragraph A of this Article and only after one year has passed since he terminated his membership.


                                   ARTICLE IV

                                  CONTRIBUTIONS

        A. Contributions by Members. Any Member may contribute in any calendar month toward the purchase of Company Shares for his account under the Plan an amount which shall not exceed four per cent (4%) of his Salary during such month; provided, however, that (a) in the case of a Member whose



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Salary is paid in United States currency his contribution shall not be less than
Ten United States Dollars ($10.00) during such month, or (b) in the case of a Member whose Salary is paid in any currency other than that of the United States his contribution during such month shall not be less than an amount in the currency in which he is paid approximately equivalent to Ten United States Dollars ($10.00).

        B. Payroll Deductions.

(1) Except as provided in Paragraph C of this Article, all such contributions must be made through payroll deductions. A Member (or prospective Member) shall direct such deductions to be made by executing and delivering to the Administrator a written notice to make such deductions, on a form to be supplied by the Administrator but any such notice shall not be effective with respect to any calendar month unless it is received 10 days prior to the commencement of such calendar month. Any such direction shall remain in effect for all subsequent calendar months until it is changed or revoked.

(2) A Member may direct such deductions to be changed in amount not more than twice during any one calendar year by executing and delivering to the Administrator written notice to that effect but any such notice shall not be effective with respect to any calendar month unless it is received 10 days prior to the commencement of such calendar month.

        C. Direct Contributions.

(1) In any jurisdiction where payroll deductions are unlawful or where the Company determines that it is impractical, a Member may contribute toward the purchase of Company Shares for his account under the Plan by remitting his contributions to the Participating Company by which he is employed in accordance with such procedures as the Participating Company shall establish.


        D. Remittance and Conversion. The Participating Company which pays each Member shall, within six days after the close of each calendar month, forward the Member's contributions to the Trustee, together with a statement setting forth the following information: (i) the name of the Member, (ii) the amount of his contribution, and (iii) such additional information as the Trustee may require. The Participating Company shall, if required by the Trustee, and prior to forwarding the funds to the Trustee, convert the amount which he has contributed during any calendar month into United States funds at such a rate of exchange and in such manner as the Participating Company shall determine.

        E. Agency. In withholding or accepting funds as contributions hereunder and in converting the same into United States funds, the Participating Company by which a Member is employed shall be the agent of the Member, and no contribution shall be deemed to have been made under the Plan until the same has been received by the Trustee pursuant to Paragraph D of this Article. If the Participating Company is unable to secure the conversion into United States funds, as required by the Trustee, of the contribution by a Member for any calendar month within the period specified in Paragraph D of this Article, it shall remit the same to such Member with his next payment of Salary, and the Member shall have no further right to contribute with respect to such calendar month.

        F. Contributions by Participating Companies. The Participating Company employing any Member who makes a contribution in any calendar month pursuant to this Article shall pay over


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to the Trustee within six days after the close of such calendar month, as a contribution on behalf of and as an absolute benefit for such Member for such calendar month, an amount (in United States funds, if required by the Trustee) equal to one-half (1/2) of the amount contributed by such Member.

        G. Withholding Taxes. The contribution by a Participating Company to the Trustee on behalf of any Member for any calendar month shall be regarded as additional compensation paid to such Member in such month, and any taxes payable to any jurisdiction with respect thereto shall, where required, be withheld from the Salary payable to him during such calendar month.

                                    ARTICLE V

                                    ACCOUNTS

        A. Individual Accounts. The Trustee shall cause to be maintained a cash account and a share account for each Member.

        B. Posting of Transactions. The Trustee shall cause the cash account of each Member to be credited with the amount of all Contributions by or on behalf of such Member, any dividends or other income received on Company Shares held for his account and any net proceeds from the sale of Company Shares for his account. It shall cause such account to be debited with the cost of any Company Shares purchased for his account (in the manner described in Article VI hereof). It shall cause such account to be debited with any amounts distributed to him or his legal representatives.

        C. Taxes. The Trustee may withhold any taxes and furnish any information with respect to dividends or other income received for the account of any Member that may be required by the laws of any jurisdiction.

        D. Annual Audit. The books of the Plan shall be audited by the Company's independent accountants at least annually

        E. Statements of Account. As promptly as practicable after June 30 and December 31 of each year, the Trustee shall cause a statement to be mailed or delivered to each Member setting forth the accounts of such Member as of such dates. Such statement shall be deemed to be correct unless the Trustee is notified to the contrary within 30 days after it is mailed or delivered to such Member.

                                   ARTICLE VI

                                    PURCHASES

        A. Purchase of Company Shares. On the next business day following the 10th day of each calendar month the Trustee shall purchase Company Shares for the accounts of the Members, to the extent necessary, in accordance with the following procedure:

(1) The Company Shares to be purchased in any calendar month by the Trustee under the Plan shall be purchased firstly from Members who have opted to sell Company Shares pursuant to Article VII hereof and, if additional shares are required, through a member firm of the primary stock exchange on which Company Shares are listed.


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(2)     The price of any Company Shares or fractions thereof which the Trustee is required to purchase from Members who have opted to sell Company Shares pursuant to Article VII hereof, on behalf of any other Member, shall be equivalent to the price per share of the average of the daily high and low prices of round lots of Company Shares sold on the New York Stock Exchange (NYSE) during the last five days on which such sales took place ending on the 10th day of the calendar month following the calendar month in which the contributions were made by the Members for the purchase of such shares or dividends or other income were received for the accounts of the Members (hereinafter called the "Issued Price").

(3) The Trustee shall determine the aggregate sum carried in the cash accounts of the Members at the close of business on such 10th day, except in the cash accounts of those Members for whose account it is required to sell all the Company Shares carried in their share accounts pursuant to Paragraph B of Article VII hereof (hereinafter called the "Net Contributions").


(4) If the Net Contributions are less than an amount equal to the Issued Price multiplied by the number of Withdrawn Shares (as defined in Paragraph B of Article VII herein) to be sold by all Members as described in Paragraph B of Article VII hereof, the Trustee shall proceed in accordance with said Paragraph. If the Net Contributions of the Members are more than such amount, the Trustee shall purchase the Withdrawn Shares and shall credit the cash account of each Member for whom Withdrawn Shares are being sold with an amount equal to the Issued Price multiplied by the number of Company Shares or fractions thereof being sold for his account. At the same time, the Trustee shall debit the share account of such Member with the number of Company Shares or fractions thereof being sold for his account.

(5) The Trustee shall then place orders with one or more member firms of a stock exchange as provided under Subparagraph (1) of this Paragraph to purchase at the market price in the name of the Trustee or its nominee, the largest number of whole Company Shares which can be purchased with the Net Contributions, after the same has been reduced by the aggregate amount of cash credited to the accounts of those Member for whom Withdrawn Shares have been sold pursuant to Subparagraph (4) of this Paragraph, provided however, that the Trustee shall be not required to purchase shares in the market at times or prices which, in the opinion of the Trustee, would not be consistent with the conduct of orderly transactions in the market for such shares.

(6) After the purchases described in Sub-paragraph (5) of this Paragraph have been completed, the Trustee shall determine the average price per share (excluding all commissions, taxes and other expenses incurred by the Trustee in connection therewith) at which Company Shares have been acquired for Members pursuant to Sub-paragraphs (4) and (5) of this Paragraph (hereinafter called the "Purchase Price") and shall cause the share account of each Member to be credited with the number of shares (carried to at least the fourth decimal place) equal to the amount that was carried in his cash account on such 10th day divided by the Purchase Price. At the same time, the Trustee shall debit the cash account of such Member with an amount equal to the Purchase Price multiplied by the number of Company Shares (carried to the fourth decimal place) that have been credited to such Member's share account.

        B.Custody. The Trustee shall hold for safekeeping all Company Shares purchased by it pursuant to the Plan until the Member for whose account they have been purchased, or his legal representatives,



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direct the Trustee to transfer and deliver the same to him or such legal representatives pursuant to Paragraph A of Article VII hereof or Paragraph B of
Article VIII hereof or to sell such shares pursuant to Paragraph B of Article VII hereof. While shares are held by the Trustee, the Trustee shall credit all distributions received thereon to the proper account of such Member.

        C. Voting Rights. Each member for whose account the Trustee holds Company Shares shall have the right to receive all material mailed by the Company to its shareholders including all notices of meetings of the shareholders thereof. The Trustee (or its nominee) shall vote such shares at such meetings of the shareholders in accordance with instructions given to the Trustee in writing by each Member or shall appoint such Member as the Trustee's proxy in respect of such shares. Notwithstanding the foregoing sentence, to the extent that the Trustee receives directions from Members in whose accounts fractional interests in Company Shares are carried, the Trustee (or its nominee) shall have the right to vote, in a manner consistent with those directions, a number of full shares equal to the aggregate fractional interests with respect to which it has been given similar directions.

                                   ARTICLE VII

                          WITHDRAWALS DURING EMPLOYMENT

        A. Directions to Withdraw. A Member may direct the Trustee (i) to transfer all or any part of the Company Shares carried in his share account that he has owned for at least one year (except any fractional interest in a Company Share) into his name and to deliver the same to him, or (ii) to sell all or any part of his Company Shares and fractions thereof that he has owned for at least one year, in accordance with Paragraph B of this Article, and remit the balance in his cash account, after the same has been credited with the proceeds of such sale, to him. All directions to withdraw shall be made by the Member directly to the Trustee by letter or facsimile transmission, in a form approved by the Administrator with a copy provided to the Administrator. The Administrator will review the withdrawal requests to ensure that they comply with the provisions of the Plan and will advise the Trustee and the Member if they do not comply. All directions to sell Company Shares that are received during a calendar month shall be deemed to be effective at the close of business on the 10th day of the following calendar month.

        A Member may only make one withdrawal in any calendar year.

        B. Sales of Company Shares. On the next business day following the 10th day of each calendar month, the Trustee shall determine the total number of Company Shares (including any fractional interest in a Company Share) that it has received directions to sell in accordance with Paragraph A of this Article or Paragraph B of Article VIII hereof and shall sell such shares (the "Withdrawn Shares") in accordance with the following procedure:

(1) If the Net Contributions (as defined in Sub-paragraph (3), Paragraph A of Article VI hereof) exceed an amount equal to the Issued Price (determined in accordance with Sub-paragraph (2) of that Paragraph) multiplied by the number of Withdrawn Shares, the Trustee shall proceed in accordance with Paragraph A of Article VI hereof. If the Net Contributions of the Members are less than such amount, the Trustee shall determine the number of Withdrawn Shares that may be purchased for the accounts of the other Members by (i) subtracting from the Net Contributions of the Members an amount equal to the Issued Price multiplied by any fractional interest in a share to be sold and (ii) by dividing the balance by the Issued Price. The Trustee shall then purchase the fractional interest and the number of Company shares determined as



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        aforesaid and shall cause the share account of each Member for whom
        Company Shares must by acquired to be credited with a number of shares (carried to at least the fourth decimal place) equal to the amount that was carried in his cash account at the close of business on such 10th day divided by the Issued Price. At the same time, the Trustee shall debit the cash account of such Member with an amount equal to the Issued Price multiplied by the number of such Company Shares (carried to at least the fourth decimal place) that have been credited to his share account.

(2) To the extent that the Net Contributions are less than an amount equal to the Issued Price multiplied by the number of Withdrawn Shares, the Trustee shall then place orders, with one or more member firms of the primary stock exchange on which Company Shares are listed to sell at the market the remaining whole number of Withdrawn Shares for which it has received directions to sell.

(3) After all of the sell orders described in Sub-paragraph (2) of this Paragraph have been executed, the Trustee shall determine the average price per share (after the payment of all commissions, taxes and other expenses incurred by the Trustee in connection therewith) at which Withdrawn Shares have been sold pursuant to Sub-paragraphs (1) and (2) of this Paragraph and shall cause the cash account of each Member for whom such shares were sold to be credited with an amount equal to such average price per Withdrawn Share multiplied by the number of Withdrawn Shares that were sold for his account. At the same time, The Trustee shall debit the share account of such Member with the number of Company Shares sold for his account.

                                  ARTICLE VIII

                                  DISTRIBUTIONS

        A. Manner of Distribution. Upon termination of the membership of any Member, the cash and Company Shares held by the Trustee for the account of such Member shall be distributed as follows:

(1) If such Member or his legal representative directs the Trustee, in the manner and within the period described in Paragraph B of this Article, to liquidate the Member's share account, the Trustee shall sell all Company Shares credited to the Member's share account and remit the net proceeds (after the payment of all commissions, taxes and other expenses incurred in connection with such sales or redemptions), together with any amount remaining in the Member's cash account, to the Member or his legal representative. All Company Shares shall only be sold at the times and in the manner described in Paragraph B of Article VII hereof.

(2) If such Member or his legal representative directs the Trustee, in the manner and within the period described in Paragraph B of this Article, to distribute the Company Shares in the Member's share account, or if the Trustee has received written notification from the Administrator that the Member's membership in the plan has been terminated and the Trustee has not received any directions with respect to such Member's account from the Member or his legal representative in the manner and within the period described in Paragraph B of this Article, the Trustee shall sell any fractional interest in Company Shares at the time and in the manner described in Paragraph B of Article VII hereof. It shall then deliver to such Member or his legal representative all the remaining whole Company Shares and the total amount carried in his cash account, including the net proceeds from the sale of any fractional interests after


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        deducting all relevant taxes and expenses. Any Company Shares shall, before delivery, be transferred into the name of such Member (in the manner and within the period described in Paragraph B of this Article) or if the Member shall have died or been adjudged incompetent, then in the name of his legal representative.

        B. Directions to Distribute. All directions pursuant to Paragraph A of this Article shall be made directly to the Trustee by the Member, or in the case of his death or legal incompetency by his legal representative, within 30 days after termination of his membership and shall be accompanied, in the case of his death or legal incompetency, by evidence satisfactory to the Trustee of the authority of such legal representative to act, and the legal representative or the Trustee shall provide a copy of such direction and other materials to the Administrator. The Administrator will review the distribution requests to ensure that they comply with the provisions of the Plan and will advise the Trustee and the Member if they do not comply. All directions to sell Company Shares that are received by the Trustee during a calendar month shall be deemed to be effective on the 10th day of the following calendar month. Notwithstanding the provisions of this Article, except in the event of the death of a Member, a Member or his legal representative may not receive a distribution of Company Shares, or a distribution of cash related to the liquidation of Company Shares, until such shares have been owned by the Member for one year.

        C. Payment of Taxes. The Trustee shall not be required to transfer or deliver any cash or Company Shares to the legal representative of any Member pursuant to this Article until such legal representative has furnished the Trustee with evidence satisfactory to the Trustee of the payment or provision for the payment of any estate, transfer, inheritance, income or succession taxes or duties which may be payable.

                                   ARTICLE IX

                           ADMINISTRATION OF THE PLAN

        A. Duties and Power. The Compensation Committee of the Board or such other committee of the Board of Directors as may from time to time be authorized by the Board to, among other things, administer this Plan, shall be responsible for the general administration of the Plan and the proper execution of its provisions. It shall also be responsible for the interpretation of the Plan and the determination of all questions arising hereunder. It shall maintain all necessary books of account and records not kept by the Trustee. It shall have the power (i) to establish, interpret, enforce, amend and revoke from time to time such rules and regulations for the administration of the Plan and the conduct of its business as it deems appropriate, provided such rules and regulations are uniformly applicable to all persons similarly situated, (ii) to settle periodically the accounts of the Trustee and (iii) to retain such counsel and employ such accounting, clerical and other assistance as in its judgment may from time to time be required. Any action which the Committee is required or authorized to take shall be final and binding upon each and every person who is or may become interested in the Plan.

        B. Conduct of its Affairs. The Committee may act by a majority of its members in office from time to time. It shall appoint from time to time an appropriate person to coordinate the administration of the Plan (the "Administrator"). Unless the Committee specifically appoints another person, the Corporate Secretary of the Company will be the Administrator.

        C. Expenses. The expenses of administering the Plan, other than the compensation and expenses of the Trustee, shall be paid by the Participating Companies ratably in proportion to their contributions under Paragraph F of
Article IV hereof.



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        D. Communications. All communications to the Committee or the
Administrator should be addressed to the Chairman of the Compensation Committee or the Corporate Secretary, respectively, and delivered or mailed to the Company at 9200 Bridgeport Road, Richmond, B.C., V6X 1S1, or at such other address as the Company may from time to time advise by notice to the Trustee, Members and Participating Companies.

                                    ARTICLE X

                                   THE TRUSTEE

        A. Appointment. The Trustee shall be appointed by the Company. Thereafter, the Company shall have the power to remove the Trustee and appoint a new Trustee. In every case, the Trustee shall be a trust company duly qualified to act.

        B. The Trust Agreement. The terms and conditions of the trust agreement shall be determined by the Committee. Said agreement shall be deemed to form part of the Plan, and any and all rights or benefits which may enure to any person under the Plan shall be subject to all the terms and conditions of said agreement which are not inconsistent with the Plan.

        C. Compensation and Expenses. The compensation and expenses of the Trustee, including commissions, taxes and other expenses incurred in the purchase of Company Shares through a member firm of a stock exchange, shall be paid by the Participating Companies ratably in proportion to the average number of Members employed by each Participating Company during the billing period.

                                   ARTICLE XI

                                 OTHER COMPANIES

        A. Additional Companies. Any Associated Company that is not controlled by the Company may with the consent of the Committee become a Participating Company and shall become one upon it delivering to the Committee (1) a certified copy of a resolution duly adopted by the Board of Directors of the Associated Company to the effect that it (a) adopts the Plan as then in effect or thereafter amended, (b) agrees to be bound by all the terms and conditions of the trust agreement as then in effect or thereafter amended, and (c) consents to have the Plan administered by the Committee as constituted from time to time; and (2) a certified copy of a resolution of the Board consenting to the Associated Company becoming a Participating Company.

        B. Withdrawal. Any corporation which is a Participating Company, other than the Company, may cease to be a Participating Company at any time and shall cease to be one upon delivering to the Committee a certified copy of a resolution to that effect duly adopted by its Board of Directors.

        C. Divestiture. If the Company ceases to have, either directly or indirectly through one or more intermediaries, a share interest in any company or any interest in any joint venture which is a Participating Company hereunder, such company or joint venture shall cease to be a Participating Company as of the date on which the Company ceased to have such an interest.

                                   ARTICLE XII


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                            AMENDMENT AND TERMINATION

        A. Amendment. Subject to any necessary regulatory approval, the Board may at any time and from time to time make amendments to the Plan in whole or in part, including without limitation amendments to extend or restrict eligibility for membership in the Plan, but may not make any amendment which directly affects the duties, rights and obligations of the Trustee without the written consent of the Trustee. The Board shall promptly notify the Trustee and all Participating Companies of any such amendment. Any such amendment may be given retroactive effect, but may not deprive any Member or his legal representative without their consent of any cash or Company Shares held by the Trustee or a Participating Company for his account at the time of such amendment.

        B. Termination. The Company reserves the right to terminate the Plan at any time.

        C. Effect of Termination. Upon the termination of the Plan, the membership of every Member shall terminate in accordance with the Sub-paragraph
(4), Paragraph C of Article III hereof, and the cash and Company Shares held by the Trustee for his account shall be distributed to him or his legal representative in accordance with Article VIII hereof.

                                  ARTICLE XIII

                                  MISCELLANEOUS

        A. Nonassignability. No right or interest of any Member under the Plan or in the cash or Company Shares held by the Trustee for his account shall be assignable or transferable in whole or in part, either directly, by operation of law or otherwise, except through devolution by death or incompetency, and no right or interest of any Member under the Plan or in such cash or shares shall be liable for or subject to any obligation or liability of such Member.

        B. Right To Continued Employment. Nothing in the Plan shall be construed as giving any Employee the right to be retained in the employ of any Participating Company or any right to any payment whatsoever except to the extent of the benefits provided for by the Plan. Each Participating Company expressly reserves the right to dismiss any Employee at any item without liability for the effect which such dismissal might have upon him as a Member of the Plan.

        C. Liability. Neither the Company, any Participating Company, the Trustee, their directors, officers or employees, the Administrator, the Committee nor the members of the Committee, shall be liable for anything done or omitted to be done by such person or any other such person with respect to the price, time quantity or other conditions and circumstances of the purchase or sale of shares hereunder or with respect to any fluctuations in the market price of Company Shares, or in any other connection under the Plan, unless such act or omission constitutes willful misconduct on such person's part.

        D. Regulatory Requirement. The only shares which may be acquired pursuant to the Plan are previously issued and outstanding shares which are listed on a stock exchange. Company Shares may not be offered under the Plan in jurisdictions in which qualification or other regulatory requirements are applicable until such qualification has been obtained or such other requirements have been satisfied.

        E. Committee's Ability to Waive Revisions. Notwithstanding any other provision of the Plan, if the Committee determines, in its sole discretion, that the application of a particular provision or provisions of the Plan would result in inappropriate or unfair treatment of a Member or prospective Member, the Committee may waive such provision or provisions as they apply to that Member or prospective Member. Such actions by the Committee shall not constitute an amendment of the Plan and shall not establish a precedent or in any way restrict the Committee's ability to act in similar or dissimilar situations that may arise in the future.